EXHIBIT 5.36

CONSENT OF MICHELLE FRASER, P. GEO.

The undersigned hereby consents to the use of the portions of the report prepared by the undersigned entitled “Technical Report on the Greenstone Gold Mine Geraldton, Ontario” with an issuance date of June 30, 2024, and a report date of October 1, 2024, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Michelle Fraser
By: Michelle Fraser, P. Geo.

Dated: October 1, 2024